MACOM Reports Fiscal First Quarter 2026 Financial Results

LOWELL, MA, February 5, 2026 – MACOM Technology Solutions Holdings, Inc. (“MACOM”) (Nasdaq: MTSI), a leading supplier of semiconductor products, today announced its financial results for its fiscal first quarter ended January 2, 2026.
First Quarter Fiscal Year 2026 GAAP Results
•Revenue was $271.6 million, an increase of 24.5%, compared to $218.1 million in the previous year fiscal first quarter and an increase of 4.0% compared to $261.2 million in the prior fiscal quarter;
•Gross margin was 55.9%, compared to 53.7% in the previous year fiscal first quarter and 54.5% in the prior fiscal quarter;
•Income from operations was $43.3 million, or 15.9% of revenue, compared to income from operations of $17.5 million, or 8.0% of revenue, in the previous year fiscal first quarter and income from operations of $39.6 million, or 15.2% of revenue, in the prior fiscal quarter; and
•Net income was $48.8 million, or $0.64 income per diluted share, compared to net loss of $167.5 million, or $2.30 loss per diluted share, in the previous year fiscal first quarter, which includes a non-recurring, primarily non-cash, charge of $193.1 million loss on extinguishment of debt related to the refinancing of a portion of the Company’s convertible senior notes due 2026, and net income of $45.1 million, or $0.59 per diluted share, in the prior fiscal quarter. The fiscal fourth quarter of 2025 included a $10.1 million gain on acquired assets associated with the transfer of a fabrication facility.

First Quarter Fiscal Year 2026 Adjusted Non-GAAP Results
•Adjusted gross margin was 57.6%, compared to 57.5% in the previous year fiscal first quarter and 57.1% in the prior fiscal quarter;
•Adjusted income from operations was $74.0 million, or 27.2% of revenue, compared to adjusted income from operations of $55.4 million, or 25.4% of revenue, in the previous year fiscal first quarter and adjusted income from operations of $67.0 million, or 25.6% of revenue, in the prior fiscal quarter; and
•Adjusted net income was $78.2 million, or $1.02 per diluted share, compared to adjusted net income of $59.5 million, or $0.79 per diluted share, in the previous year fiscal first quarter and adjusted net income of $71.4 million, or $0.94 per diluted share, in the prior fiscal quarter.
Management Commentary
“We delivered a solid start to fiscal year 2026,” said Stephen G. Daly, President and Chief Executive Officer, MACOM. “We remain focused on executing our strategic plan and providing differentiated solutions to the markets we serve.”
Business Outlook
For the fiscal second quarter ending April 3, 2026, MACOM expects revenue to be in the range of $281 million to $289 million. Adjusted gross margin is expected to be between 57.0% and 59.0%, and adjusted earnings per diluted share is expected to be between $1.05 and $1.09 utilizing an anticipated non-GAAP income tax rate of 3% and 77.7 million fully diluted shares outstanding.

Conference Call
MACOM will host a conference call on Thursday, February 5, 2026, at 8:30 a.m. Eastern Time to discuss its fiscal first quarter 2026 financial results and business outlook. Investors and analysts may visit MACOM's Investor Relations website at https://ir.macom.com/events-webcasts to register for a user-specific access code for the live call or to access the live webcast. A replay of the call will be available within 24 hours and remain accessible by all interested parties for approximately 90 days.
About MACOM
MACOM designs and manufactures high-performance semiconductor products for the Industrial and Defense, Data Center and Telecommunications industries. MACOM services over 6,000 customers annually with a broad product portfolio that incorporates RF, Microwave, Analog and Mixed Signal and Optical semiconductor technologies. MACOM has achieved certification to the IATF16949 automotive standard, the AS9100D aerospace standard, the ISO9001 international quality standard and the ISO14001 environmental management standard. MACOM operates facilities across the United States, Europe, Asia and is headquartered in Lowell, Massachusetts.
Special Note Regarding Forward-Looking Statements
This press release and the associated earnings call contains forward-looking statements. These forward-looking statements include, among others, statements about MACOM’s strategic plans, priorities and long-term growth drivers, our ability to execute our long-term strategy, strengthen our position and drive market share gains and growth, our ability to develop new products and differentiated solutions, achieve market acceptance of those products and solutions and better address certain markets, expand our capabilities and extend our product offerings, including through our fabrication facility execution and continued improvements, our team’s capabilities and technologies and expansion and growth thereof and any potential financial benefits derived by and financial impact to MACOM therefrom, strength and competitiveness of new product introductions and technology portfolio expansion, including the anticipated rate of new product introductions, anticipated demand for our products, MACOM’s profitability, revenue targets, gross margins improvements, prospects and growth opportunities in our three primary markets, the potential impact to our business of an economic downturn or recession, anticipated financial and business performance improvements, MACOM’s strategic investment and other plans, including negotiation and finalization of a definitive agreement with, and receipt of, funding from the Federal and State governments, the estimated financial results for our 2026 fiscal second quarter and the stated business outlook and future results of operations.
These forward-looking statements reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those indicated by the forward-looking statements, including statements regarding our business outlook, strategic plans and priorities, expectations, anticipated drivers of future revenue growth, our plans for use of our cash and cash equivalents and short-term investments, interest rate and foreign currency risks, our ability to meet working capital requirements, estimates and objectives for future operations, our future results of operations and our financial position; and those other factors described in “Risk Factors” in MACOM’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to United States Generally Accepted Accounting Principles (“GAAP”) reporting, MACOM provides investors with financial measures that have not been calculated in accordance with GAAP, such as: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP income from operations and operating margin, non-GAAP EBITDA, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP diluted shares, non-GAAP income tax rate and non-GAAP interest income. In this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of intangible amortization expense, share-based compensation expense, non-cash interest, net, acquisition and integration related costs, loss on debt extinguishment, gain on acquired assets and the tax effect of each non-GAAP adjustment.
Management believes these excluded items are not reflective of our underlying performance and uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Additional information and management’s assessment regarding why certain items are excluded from our non-GAAP measures are summarized below:
Amortization Expense – is related to acquired intangible assets which are based upon valuation methodologies and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. This non-cash expense is not considered by management in making operating decisions.
Share-Based Compensation Expense – includes share-based compensation expense for awards that are equity and liability classified on our balance sheet and the related employer tax expense at vesting. Share-based compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies. Share-based compensation expense amounts are not considered by management in making operating decisions.
Non-cash Interest, Net – includes amounts associated with the amortization of certain fees associated with the establishment or amendment of our convertible notes that are being amortized over the life of the agreements. We believe these amounts are non-cash in nature, are not correlated to future business operations and do not reflect our ongoing operations.

Acquisition and Integration Related Costs – includes items such as professional fees, employee severance and other costs incurred in connection with acquisitions and integration specific activities which are not expected to have a continuing contribution to operations and the amortization of the fair market step-up value of acquired inventory and fixed assets. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.
Loss on Debt Extinguishment – includes loss on exchange of our convertible notes. This fiscal first quarter 2025 loss is primarily non-cash and we do not believe this amount is reflective of our ongoing operations.
Gain on acquired assets – includes the gain on transfer of assets, primarily inventory, associated with the Research Triangle Park, North Carolina RF business fabrication facility that we assumed in the fiscal fourth quarter of 2025 related to the RF business acquisition completed in fiscal year 2024. We believe this gain is not correlated to future business operations and does not reflect our ongoing operations.
Tax Effect of Non-GAAP Adjustments – includes adjustments to arrive at an estimate of our non-GAAP income tax rate associated with our non-GAAP income over a period of time. We determine our non-GAAP income tax rate using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our non-GAAP net income before income taxes and our ability to realize tax assets. We generally assess this non-GAAP income tax rate quarterly and have utilized 3% for first fiscal quarter of fiscal year 2026 and for our fiscal year 2025. Our historical effective income tax rate under GAAP has varied significantly from our non-GAAP income tax rate due primarily to income taxed in foreign jurisdictions at generally lower tax rates, research and development tax credits and acquisition expenses. We believe it is beneficial for management to review our non-GAAP income tax rate on a consistent basis over periods of time. Items such as those noted above may have a significant impact on our GAAP income tax expense and associated effective tax rate over time.
Adjusted EBITDA – is a calculation that adds depreciation expense to our adjusted income from operations. Management reviews and utilizes this measure for operational analysis purposes. We believe competitors and others in the financial industry also utilize this measure for analysis purposes.
Incremental Shares – is the number of potential shares of common stock issuable upon the exercise of stock options, restricted stock, restricted stock units and conversion of convertible debt which were not included in the calculation of our GAAP diluted shares. We believe competitors and others in the financial industry utilize this non-GAAP measure for analysis purposes.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Senior Vice President, Corporate Development and Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended
	January 2, 2026	October 3, 2025	January 3, 2025

Revenue	$271,612	$261,170	$218,122
Cost of revenue	119,833	118,869	101,013
Gross profit	151,779	142,301	117,109
Operating expenses:
Research and development	66,459	62,880	60,369
Selling, general and administrative	42,023	39,826	39,213
Total operating expenses	108,482	102,706	99,582
Income from operations	43,297	39,595	17,527
Other income (expense):
Interest income	7,990	8,016	7,000
Interest expense	(1,698)	(1,793)	(1,366)
Loss on extinguishment of debt	—	—	(193,098)
Gain on acquired assets	—	10,084	—
Total other income (expense)	6,292	16,307	(187,464)
Income (loss) before income taxes	49,589	55,902	(169,937)
Income tax expense (benefit)	822	10,782	(2,407)
Net income (loss)	$48,767	$45,120	$(167,530)

Net income (loss) per share:
Income (loss) per share - Basic	$0.65	$0.61	$(2.30)
Income (loss) per share - Diluted	$0.64	$0.59	$(2.30)
Weighted average common shares:
Shares - Basic	74,822	74,473	72,780
Shares - Diluted	76,718	76,252	72,780

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	January 2, 2026	October 3, 2025

ASSETS
Current assets:
Cash and cash equivalents	$119,646	$112,142
Short-term investments	648,848	673,833
Accounts receivable, net	160,055	148,646
Inventories	238,905	237,844
Prepaid and other current assets	38,556	32,623
Total current assets	1,206,010	1,205,088
Property and equipment, net	234,705	230,291
Goodwill and intangible assets, net	408,538	414,885
Deferred income taxes	207,754	207,999
Other long-term assets	48,521	45,097
Total assets	$2,105,528	$2,103,360
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$160,563	$160,946
Accounts payable	63,762	67,588
Accrued liabilities	80,219	96,585
Total current liabilities	304,544	325,119
Finance lease obligations, less current portion	30,332	30,504
Financing obligation	36,864	37,014
Long-term debt obligations	339,908	339,630
Other long-term liabilities	40,762	43,998
Total liabilities	752,410	776,265
Stockholders’ equity	1,353,118	1,327,095
Total liabilities and stockholders’ equity	$2,105,528	$2,103,360

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Three Months Ended
	January 2, 2026	January 3, 2025

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$48,767	$(167,530)
Depreciation and intangible asset amortization	15,378	15,995
Share-based compensation	22,138	25,520
Deferred income taxes	142	(6,266)
Loss on extinguishment of debt	—	193,098
Other adjustments, net	(797)	(3,029)
Accounts receivable	(11,409)	14,946
Inventories	(1,060)	(4,610)
Accrued and other liabilities	(18,995)	(5,033)
Change in other operating assets and liabilities	(11,239)	3,568
Net cash provided by operating activities	42,925	66,659
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net	—	(12,474)
Sales, purchases and maturities of investments	25,713	10,987
Purchases of property and equipment	(12,936)	(5,340)
Purchases of software licenses	(4,326)	(6,075)
Other investing	315	2,675
Net cash provided by (used in) investing activities	8,766	(10,227)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes	—	86,629
Repayment of convertible notes	(486)	—
Payments for fee on convertible note exchange and debt issuance costs	—	(22,905)
Payments on finance leases and other financing activities	(1,005)	(228)
Proceeds from employee stock purchases	5,212	4,537
Common stock withheld for taxes on employee equity awards	(47,916)	(37,908)
Net cash (used in) provided by financing activities	(44,195)	30,125
Foreign currency effect on cash	8	(664)
NET CHANGE IN CASH AND CASH EQUIVALENTS	7,504	85,893
CASH AND CASH EQUIVALENTS — Beginning of period	112,142	146,806
CASH AND CASH EQUIVALENTS — End of period	$119,646	$232,699

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended
	January 2, 2026		October 3, 2025		January 3, 2025
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$151,779	55.9	$142,301	54.5	$117,109	53.7
Amortization expense	1,621	0.6	4,309	1.6	3,332	1.5
Share-based compensation expense	2,794	1.0	2,198	0.8	3,498	1.6
Acquisition and integration related costs	278	0.1	330	0.1	1,394	0.6
Adjusted gross profit (Non-GAAP)	$156,472	57.6	$149,138	57.1	$125,333	57.5

	Three Months Ended
	January 2, 2026		October 3, 2025		January 3, 2025
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$108,482	39.9	$102,706	39.3	$99,582	45.7
Amortization expense	(1,849)	(0.7)	(1,620)	(0.6)	(3,177)	(1.5)
Share-based compensation expense	(23,835)	(8.8)	(15,890)	(6.1)	(25,889)	(11.9)
Acquisition and integration related costs	(299)	(0.1)	(3,048)	(1.2)	(605)	(0.3)
Adjusted operating expenses (Non-GAAP)	$82,499	30.4	$82,148	31.5	$69,911	32.1

	Three Months Ended
	January 2, 2026		October 3, 2025		January 3, 2025
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Income from operations - GAAP	$43,297	15.9	$39,595	15.2	$17,527	8.0
Amortization expense	3,470	1.3	5,929	2.3	6,509	3.0
Share-based compensation expense	26,629	9.8	18,088	6.9	29,387	13.5
Acquisition and integration related costs	577	0.2	3,378	1.3	1,999	0.9
Adjusted income from operations (Non-GAAP)	$73,973	27.2	$66,990	25.6	$55,422	25.4

Depreciation expense	8,656	3.2	8,716	3.3	6,740	3.1
Adjusted EBITDA (Non-GAAP)	$82,629	30.4	$75,706	29.0	$62,162	28.5

	Three Months Ended
	January 2, 2026		October 3, 2025		January 3, 2025
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net income (loss) - GAAP	$48,767	18.0	$45,120	17.3	$(167,530)	(76.8)
Amortization expense	3,470	1.3	5,929	2.3	6,509	3.0
Share-based compensation expense	26,629	9.8	18,088	6.9	29,387	13.5
Non-cash interest, net	381	0.1	381	0.1	307	0.1
Acquisition and integration related costs	577	0.2	3,378	1.3	1,999	0.9
Loss on debt extinguishment	—	—	—	—	193,098	88.5
Gain on acquired assets	—	—	(10,084)	(3.9)	—	—
Tax effect of non-GAAP adjustments	(1,597)	(0.6)	8,574	3.3	(4,247)	(1.9)
Adjusted net income (Non-GAAP)	$78,227	28.8	$71,386	27.3	$59,523	27.3

	Three Months Ended
	January 2, 2026		October 3, 2025		January 3, 2025
	Net income	Income per diluted share	Net income	Income per diluted share	Net income	Income per diluted share
Net income (loss) - GAAP diluted	$48,767	$0.64	$45,120	$0.59	$(167,530)	$(2.30)

Adjusted net income (Non-GAAP)	$78,227	$1.02	$71,386	$0.94	$59,523	$0.79

	Three Months Ended
	January 2, 2026	October 3, 2025	January 3, 2025
	Shares	Shares	Shares
Diluted shares - GAAP	76,718	76,252	72,780
Incremental shares	—	—	2,835
Adjusted diluted shares (Non-GAAP)	76,718	76,252	75,615

	Three Months Ended
	January 2, 2026		October 3, 2025		January 3, 2025
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest income - GAAP	$7,990	2.9	$8,016	3.1	$7,000	3.2
Interest expense - GAAP	(1,698)	(0.6)	(1,793)	(0.7)	(1,366)	(0.6)
Non-cash interest expense	381	0.1	381	0.1	307	0.1
Adjusted interest income (Non-GAAP)	$6,673	2.5	$6,604	2.5	$5,941	2.7